Exhibit 99.1

INTERNAL MEMO FROM JOHN REILLY

March 1, 2018

To: All SeaWorld Parks & Entertainment Employee Ambassadors

My top priority is to build on our current strong momentum, attracting more people to our parks with fun and meaningful experiences.  We have one of the best new product line-ups in the Company's history, with 15 new rides, attractions, and events being introduced across the park portfolio -- with all scheduled to open much earlier than last year.

In order to continue this momentum, I’ve promoted Mike Denninger, a 28-year veteran of SeaWorld, to the newly created role of Senior Vice President of Attractions. Mike knows our company well and understands what brings audiences to our parks. He helped to create some of our most popular attractions, including Cheetah Hunt, Manta and Mako, and he is ideally suited to ensure that we continue to efficiently deliver compellingly creative attractions.

With this change, Anthony Esparza has stepped down from his role as Chief Creative Officer. We very much appreciate Anthony’s efforts over the past 2 years. He and the team have created some highly popular new rides, events, and attractions, and we wish him all the best in the future.

Please join me in congratulating Mike on this new role, as we look forward to the next exciting phase of our creative evolution.

Sincerely,

John Reilly

Interim Chief Executive Officer